Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED DEALER MANAGER AGREEMENT

This First Amendment to the Second Amended and Restated Dealer Manager Agreement (this “Amendment”) is effective as of June 15, 2017, by and among Sierra Income Corporation, a Maryland corporation (the “Company”) that has elected to be treated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (collectively, the “Investment Company Act”), SIC Advisors LLC, a Delaware limited liability company (the “Advisor”) and SC Distributors, LLC, a Delaware limited liability company (the “Dealer Manager”). The Company, the Advisor and the Dealer Manager are collectively referred to herein as the “Parties.” Capitalized terms used but not defined herein shall have the meaning set forth in the Dealer Manager Agreement (defined below).
WHEREAS, the Parties previously entered into that certain Second Amended and Restated Dealer Manager Agreement, dated as of March 3, 2016 (the “Dealer Manager Agreement”); and
WHEREAS, pursuant to Section 13.6(a) of the Dealer Manager Agreement, the Parties desire to amend the Dealer Manager Agreement in order to revise Section 5.1 of the Dealer Manager Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Amendment to Section 5.1. Section 5.1 of the Dealer Manager Agreement is hereby amended and restated in its entirety as follows:
5.1 Compensation.

(a) Selling Commissions. Subject to volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus or this Section 5.1, the Company will pay to the Dealer Manager selling commissions in an amount of up to 3.0% of the gross proceeds of the Offered Shares sold, which commissions will be reallowed to the Participating Dealer that sold the Offered Shares giving rise to such commissions, as described more fully in the Participating Dealer Agreement entered into with such Participating Dealer. The Company will not pay to the Dealer Manager any selling commissions in respect of the purchase of any shares sold pursuant to Sections 5.1(d) below or shares issued pursuant to the Company’s distribution reinvestment plan (“DRIP”).

(b) Dealer Manager Fee. Subject to volume discounts and other special circumstances described in or otherwise provided for in the “Plan of Distribution” section of the Prospectus or this Section 5.1, the Company will pay to the Dealer Manager a dealer manager fee in an amount of up to 2.5% of the gross proceeds from the sale of the Offered Shares (the “Dealer Manager Fee”), a portion of which may be reallowed to Participating Dealers (as described more fully in the Participating Dealer Agreement entered into with such Participating Dealer), which reallowance, if any, shall be determined by the Dealer Manager in its discretion based on factors including, but not limited to, the number of shares sold by such Participating Dealer, the assistance of such Participating Dealer in marketing the Offering and due diligence expenses incurred, and the extent to which similar fees are reallowed to participating broker-dealers in similar offerings being conducted during the Offering Period. The Company will not pay to the Dealer Manager a Dealer Manager Fee in respect of shares issued pursuant to the Company’s DRIP.

(c) Distribution and Stockholder Servicing Fee.

(i) Amount. Upon the terms set forth in the Prospectus and subject to the limitations set forth below, the Advisor will pay the Dealer Manager, subject to the termination clause set forth in subsection (iii) below, without reimbursement from the Company, an ongoing distribution and stockholder servicing fee that accrues daily in an amount equal to 1/365th of up to 1.0% of the net asset value per Offered Share as of the end of each quarterly period following the date of purchase on a continuous basis from year to year (the “Distribution and Stockholder Servicing Fee”) for providing the services described in Exhibit B attached hereto. The Advisor will not pay a Distribution and Stockholder Servicing Fee in respect to shares issued pursuant to the Company’s DRIP.

(ii) Payment. The Advisor will pay the Distribution and Stockholder Servicing Fee to the Dealer Manager on a quarterly basis in arrears. The Dealer Manager will reallow all of the Distribution and Stockholder Servicing Fee to Participating Dealers as marketing fees or to defray other distribution-related expenses.

(iii) Termination of the Distribution and Stockholder Servicing Fee. The Advisor will continue to pay the Distribution and Stockholder Servicing Fee to the Dealer Manager until the earliest to occur of the following: (i) a listing of the Offered Shares on a national securities exchange, or any other liquidity event described in the Prospectus; (ii) following the completion of the Offering, total underwriting compensation in the Offering, paid from any source, equals 10% of the gross proceeds from the Offering; (iii) there are no longer any Offered Shares outstanding; (iv) the end of the quarter in which the Company’s transfer agent, on behalf of the Company, determines that total underwriting compensation, including Selling Commissions, the Dealer Manager Fee, the Distribution and Stockholder Servicing Fee and other elements of underwriting compensation with respect to such Offered Share, would be in excess of 8.5% of the actual price paid for such Offered Share; (v) the end of the quarter in which the Company’s transfer agent, on behalf of the Company, determines that the Distribution and Stockholder Servicing Fee with respect to such Offered Share would be in excess of 3.0% of the actual price paid for such Offered Share; (vi) the date on which such Offered Share is repurchased by the Company or is no longer outstanding; (vii) the date on which the holder of such Offered Share or its agent notifies the Company or its agent that he or she is no longer represented by the Participating Dealer through which the holder purchased such Offered Share and is represented by a new Participating Dealer; provided that the Advisor will continue paying the Distribution and Stockholder Servicing Fee, which shall be reallowed to the new Participating Dealer, if the new Participating Dealer enters into a Participating Dealer Agreement or otherwise agrees to provide the services set forth on Exhibit B to this Agreement; or (viii) the date when the Adviser no longer serves as our investment adviser.

(d) Sales to Participating Dealers. As described in the Prospectus, the Dealer Manager may sell Offered Shares to Participating Dealers, their retirement plans, their representatives and the family members, IRAs and qualified plans of their representatives at the public offering price, net of selling commissions. For purposes of this discount, a family member includes such person’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in law or brother- or sister-in-law.

(e) Payment. All amounts payable to the Dealer Manager pursuant to this Section 5.1(a) and Section 5.1(b) will be paid in full within thirty (30) days after the investor subscribing for the Offered Shares is admitted as a stockholder of the Company.

(f) Underwriting Compensation. Notwithstanding anything to the contrary contained herein, in no event shall the total aggregate underwriting compensation paid by the Dealer Manager to the Participating Dealers participating in each Offering, including, but not limited to, selling commissions, the Dealer Manager Fee, the Distribution and Stockholder Servicing Fee and the expense reimbursements set forth in Section 3.2, exceed ten percent (10.0%) of the gross proceeds from the sale of Offered Shares in each Offering as of the end of each Offering. Notwithstanding the above, unless otherwise agreed to by the applicable parties, for sales of Offered Shares sold prior to the effective date of this Amendment, Selling Commissions and the Dealer Manager Fee shall be paid pursuant to the Participating Dealer Agreement in effect at the time of sale of such Offered Shares.

2.	Exhibit B. Exhibit B attached hereto is hereby incorporated into the Dealer Manager Agreement.

3.
Continued Effect. Except as specifically set forth herein, all other terms and conditions of the Dealer Manager Agreement shall remain unmodified and in full force and effect. In the event of any conflict between the terms of the Dealer Manager Agreement and the terms of this Amendment, the terms of this Amendment shall control.

4.
Governing Law. This Amendment and any matters arising out of or relating in any way whatsoever to this Amendment (whether in contract, tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principals of conflicts of laws.

5.
Counterparts. This Amendment may be executed in any number of counterparts, including by telecopy or other electronic methods. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same instrument.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above.
SIERRA INCOME CORPORATION

By:_/s/ Seth Taube__________________________ ________
Name: Seth Taube
Title: Chairman and Chief Executive Officer

SIC ADVISORS LLC

By:_/s/ Seth Taube__________________________________
Name: Seth Taube
Title: Chief Executive Officer

SC DISTRIBUTORS, LLC

By:_/s/_Patrick Miller________________________________
Name: Patrick Miller
Title: President

Exhibit B

SERVICES

•	Maintain all licenses with FINRA necessary to carry on the activities required by the Agreement and Participating Dealer Agreement, as applicable.

•	Prepare investor reporting materials or correspondences, including mailing portfolio update materials to investors.

•	Assist the Company with regulatory compliance.

•
Host stockholder and/or advisor meetings regarding the Company, and offer to meet with a holder of Offered Shares, no less than annually to provide the overall guidance on the holder’s investment in the Company, including the mechanics of the Company’s distribution reinvestment plan, share repurchase program or a tender offer, or to answer questions about account statements or valuations.

•	Host functions with Participating Dealers and registered investment advisers to present updates on the Offering, such as:

o	Conference calls,

o	Videoconferencing,

o	Road shows,

o	Due diligence meetings, and

o	Client appreciation events.

•	Provide information or services to investors related to the Company’s distribution reinvestment plan or share repurchase program.

•
Respond to investor inquiries, including, for example, discussing with a holder of Offered Shares, upon such holder’s request any questions related to the holder’s investment in the Company, such as questions regarding account statements, distributions, Form 1099 and basic taxability.

•	Provide information to investors related to the financial status of the Company, valuations, taxes and issues requiring stockholder votes or actions.

•	Communicate to investors and/or their representatives regarding:

o	Proxy statement mailings,

o	Portfolio acquisitions,

o	Portfolio sales,

o	Revenue/net operating income/funds from operations/modified funds from operations data

o	Changes in the net asset value per share,

o	Liquidity event status, and

o	Inquiries regarding media coverage of the Company’s sponsor or its securities offerings.

•	Provide account maintenance services, including processing:

o	Account title changes,

o	Address changes,

o	Beneficiary changes,

o	Account transfers,

o	Custodial changes,

o	Dealer changes,

o	Redemption requests,

o	Required minimum distribution requests, and

o	DRIP changes.

•	Provide ongoing updates to Participating Dealers, registered investment advisers and their personnel regarding the Offering.

•	Update its website on an ongoing basis to contain updated information regarding the Offering.